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                                                                    EXHIBIT 4(d)

Prudential Financial                           Prudential Capital Group
                                               Corporate Finance
                                               Two Prudential Plaza, Suite 5600
                                               Chicago, IL 60601-6716
                                               Tel 312-540-0931 Fax 312-540-4222

                                November 14, 2003

Applied Industrial Technologies, Inc.
One Applied Plaza
Cleveland, Ohio 44115

Ladies and Gentlemen:

                  Reference is made to that certain Private Shelf Agreement, dated as of November 27, 1996 (as heretofore amended, the "1996 Note Agreement"), between Applied Industrial Technologies, Inc., an Ohio corporation formerly known as Bearings, Inc. (the "Company"), and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased the Company's 6.60% Series B Notes due December 8, 2007 in the original aggregate principal amount of $50,000,000.

                  Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the 1996 Note Agreement, the parties hereto agree as follows:

                  SECTION 1. Amendment. From and after the date this letter becomes effective in accordance with Section 2 hereof, the 1996 Note Agreement is amended as follows:

                  (a) New paragraph 6A(4) is added to the 1996 Note Agreement, such paragraph 6A(4) to read as follows:

                           "6A(4). INTEREST COVERAGE RATIO. The Company shall
                  not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00."

                  (b) The following sentence is added to the end of paragraph 6B(1) of the 1996 Note Agreement:

                  "Except for guaranties permitted or contemplated by paragraph 6B(10) or with respect to banker's liens arising by operation of law (so long as the Company is in compliance with clause
                  (v) of this paragraph 6B(1), with the amount of Debt secured by such

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                  banker's liens being equal, for the purpose of determining compliance with such clause (v), to the lesser of the value of assets subject to such banker's liens or the outstanding amount of the Debt as to which such banker's liens may be exercised), neither the Company nor any Subsidiary is permitted to create, incur, assume or suffer to exist any Lien upon any property or assets to secure any obligations under the Credit Agreement."

                  (c) Clause (x) in the proviso at the end of paragraph 6B(2) of the 1996 Note Agreement is amended in its entirety to read as follows:

                           "(x) that the aggregate principal amount of
                  consolidated Debt of the Company and its Subsidiaries shall not exceed at any time an amount equal to 50% of Consolidated Capitalization and"

                  (d) Paragraph 6B(10) of the 1996 Note Agreement is amended in its entirety to read as follows::

                           "6B(10). OTHER SUBSIDIARY GUARANTIES. The Company
                  covenants that it will not permit any Subsidiary organized under the laws of the United States or any state thereof to create, issue, incur, assume or become subject to or liable under any guarantee with respect to any Debt of the Company unless such Subsidiary promptly executes and delivers to the holders of the Notes a Guaranty of Payment of Debt substantially in the form of Exhibit I hereto."

                  (e) New paragraph 6B(11) is added to the 1996 Note Agreement, such paragraph 6B(11) to read as follows:

                           "6B(11). OTHER COVENANTS. In the event that the
                  Company or any of its Subsidiaries shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, then the Company and its Subsidiaries shall be bound hereunder by such more restrictive covenants with the same force and effect as if such covenants were written herein."

                  (f) The following definitions the 1996 Note Agreement are each amended in its entirety to read as follows or added to the 1996 Note Agreement, as applicable:

                           "CANADIAN BORROWER" shall mean each of the
                  Subsidiaries of the Company set forth on Schedule 2 to the Credit Agreement.

                           "CONSOLIDATED EBIT" shall mean, for any period,
                  Consolidated Net Income for such period plus the aggregate

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                  amounts deducted in determining such Consolidated Net Income in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) stock option expenses, up to an aggregate amount of Two Million Dollars ($2,000,000) per fiscal year of the Company, and (d) (i) extraordinary or non-recurring charges, minus (ii) extraordinary or non-recurring cash gains, determined on a consolidated basis in accordance with generally accepted accounting principles.

                           "CONSOLIDATED INCOME TAX EXPENSE" shall mean, for any
                  period, all provisions for taxes based on the gross or net income of the Company (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of the Company, determined on a consolidated basis and in accordance with generally accepted accounting principles.

                           "CONSOLIDATED INTEREST EXPENSE" shall mean, for any
                  period, the interest expense of the Company for such period, determined on a consolidated basis and in accordance with generally accepted accounting principles.

                           "CREDIT AGREEMENT" shall mean the Credit Agreement,
                  dated as of October 31, 2003, among the Company, the Canadian Borrowers, the Banks, Keybank National Association, as Lead Arranger, Book Runner and Administrative Agent, and U.S. Bank National Association, as Syndication Agent, as amended, modified, supplemented, restated, replaced or refinanced from time to time.

                           "INTEREST COVERAGE RATIO" shall mean, for the most
                  recently completed four fiscal quarters of the Company, on a consolidated basis and in accordance with GAAP, the ratio of
                  (a) Consolidated EBIT to (b) Consolidated Interest Expense.

                           "MATERIAL INDEBTEDNESS AGREEMENT" shall mean any debt
                  instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with Debt of the Company or any Subsidiary equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).

                           "PRIORITY DEBT" shall mean, as of any time of
                  determination thereof, the aggregate amount, without duplication, of (i) all obligations of the Company or Subsidiaries secured by Liens permitted by clauses (iv) or (v) of paragraph 6B(1), and (ii) Debt of Subsidiaries, other than
                  (a) Debt of the Canadian

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                  Borrowers owed to the Canadian Banks under the Credit
                  Agreement, (b) Debt consisting of guarantees by Subsidiaries of Debt of the Company so long as such guarantees are permitted under paragraph 6B(10) hereof and (c) Debt owed by a Subsidiary to the Company or another Subsidiary."

                  SECTION 2. Conditions Precedent. The amendments in Section 1 of this letter shall become effective upon the satisfaction of each of the following conditions:

                  (a) The Company shall have delivered to Prudential a counterpart of this letter duly executed by the Company and consented to by each Subsidiary party to a Guaranty of Payment of Debt or which executes a guarantee of the Company's obligations under the Credit Agreement;

                  (b) The Company and the Banks shall have executed and delivered the Credit Agreement in form and substance reasonably satisfactory to Prudential, and Prudential shall have received a photocopy thereto and of all operative agreements delivered in connection therewith;

                  (c) Prudential and Keybank National Association, for itself and as agent for the banks under the Credit Agreement, dated as of November 5, 1998, shall have executed a termination of the Intercreditor Agreement, in form and substance satisfactory to Prudential, and such Credit Agreement shall have been terminated; and

                  (d) The Company shall have paid the reasonable fees and disbursements of special counsel to Prudential in connection with this letter and the transactions contemplated hereby.

                  SECTION 3. Representation and Warranties. The Company represents and warrants to the Prudential that (i) there are no Defaults or Events of Default under the 1996 Note Agreement and (ii) the Company has full power, authority and legal right to enter into this letter.

                  SECTION 4. Reference to and Effect on Agreements. Upon the effectiveness of this letter, each reference to the 1996 Note Agreement in any other document, instrument or agreement shall mean and be a reference to the 1996 Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the 1996 Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

                  SECTION 5. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

                  SECTION 6. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which

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when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                                       Very truly yours,

                                       THE PRUDENTIAL INSURANCE COMPANY
                                       OF AMERICA

                                       By: /s/ William Engelking
                                           Vice President

Agreed and accepted:

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ John R. Whitten
    --------------------------
    Name: John R. Whitten
    Title:VP-CFO Consented to:

APPLIED INDUSTRIAL TECHNOLOGIES-CA LLC
APPLIED INDUSTRIAL TECHNOLOGIES-DBB, INC.
APPLIED INDUSTRIAL TECHNOLOGIES-DIXIE, INC.
APPLIED INDUSTRIAL TECHNOLOGIES-INDIANA LLC
APPLIED INDUSTRIAL TECHNOLOGIES-MAINLINE, INC.
APPLIED INDUSTRIAL TECHNOLOGIES-TX LP
APPLIED INDUSTRIAL TECHNOLOGIES-PA LLC
AIR AND HYDRAULICS ENGINEERING, INCORPORATED
ESI ACQUISITION CORPORATION
THE OHIO BALL BEARING COMPANY
BEARINGS PAN AMERICAN, INC.
BEARINGS SALES AND SERVICES, INC.
AIR DRAULICS ENGINEERING CO.
APPLIEDLINK, INC.
APPLIED-MICHIGAN, LTD
APPLIED INDUSTRIAL TECHNOLOGIES-CAPITAL LLC

By: /s/ John R. Whitten
    Name: John R. Whitten
    Title:VP-CFO

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